Exhibit 99.1
hhgregg Announces Fourth Fiscal Quarter and Full Year Operating Results and
Issues Fiscal Year 2014 Guidance
Fourth Quarter Summary

•	Net sales decreased 2.6% to $597.6 million; comparable store sales decreased 9.8%

•
Net income per diluted share was $0.31, compared to $1.45 in the prior year which included $1.06 of net income per share related to life insurance proceeds, severance paid for death benefits and asset impairment charges

•	Net income per diluted share, as adjusted, decreased 20.5% to $0.31 as compared to $0.39 in the prior year

•	The Company repurchased 1.9 million shares of its common stock for $18.2 million under its share repurchase program
Fiscal Year 2014 Guidance Summary

•	Company establishes net income per diluted share guidance range for fiscal 2014 of $0.75 to $0.90

•	Company expects comparable stores sales decrease of 2.5% to flat

•	Company expects net sales growth of 1.0% to 3.5%

•	Company expects to open 5 new stores
INDIANAPOLIS, May 20, 2013 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended March 31,		Twelve Months Ended March 31,
(unaudited, dollar amounts in thousands, except per share data)	2013	2012	2013	2012
Net sales	$597,632	$613,788	$2,474,759	$2,493,392
Net sales % (decrease) increase	(2.6)%	21.1%	(0.7)%	20.0%
Comparable store sales % decrease (1)	(9.8)%	(0.7)%	(8.7)%	(1.1)%
Gross profit as % of net sales	29.9%	30.5%	29.0%	28.9%
SG&A as % of net sales	20.7%	20.7%	20.5%	20.0%
Net advertising expense as a % of net sales	4.6%	4.4%	5.1%	4.7%
Depreciation and amortization expense as a % of net sales	1.8%	1.6%	1.6%	1.4%
Life insurance proceeds as a % of net sales	—%	6.5%	—%	1.6%
Income from operations as a % of net sales	2.8%	10.2%	1.8%	4.4%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net income	$9,920	$53,630	$25,369	$81,373
Net income per diluted share	$0.31	$1.45	$0.74	$2.14
Net income per diluted share, as adjusted (2)	$0.31	$0.39	$0.74	$1.11
Weighted average shares outstanding - diluted	32,451,918	36,971,100	34,496,788	38,079,685
Number of stores open at the end of the period	228	208	228	208

(1)	Comprised of net sales of stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s website.

(2)
Fiscal 2013 amounts are adjusted to exclude expense from impairment charges. Fiscal 2012 amounts are adjusted to exclude income from life insurance proceeds, severance related to death benefits and impairment charges. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $9.9 million for the three month period ended March 31, 2013, or net income per diluted share of $0.31, compared with net income of $53.6 million, or $1.45 per diluted share, for the comparable prior year period. The fiscal fourth quarter of 2012 results include $39.6 million of net income related to life insurance proceeds received from a key man life insurance policy net of severance paid to the estate of our former Executive Chairman of the Board, who passed away on January 22, 2012. The fiscal fourth quarter of 2012 also includes a $0.8 million ($0.5 million after-tax) charge related to impairment of two store locations. Net income, as adjusted for these items, for the three months ended March 31, 2012 was $14.5 million, or $0.39 per diluted share. The decrease in adjusted net income for the three months ended March 31, 2013 was primarily the result of a comparable store sales decrease of 9.8%, a decrease in gross profit as a percentage of net sales, and an increase in net advertising expense as a percentage of net sales, offset by the net addition of 20 stores during the past 12 months.
Net income for the 12 month period ended March 31, 2013 was $25.4 million, or $0.74 per diluted share, compared to net income of $81.4 million, or $2.14 per diluted share for the 12 month period ended March 31, 2012. The fiscal 2013 results include a third quarter charge of $0.5 million ($0.3 million after-tax) related to the impairment of one store location. Excluding the fiscal 2013 impairment charge and the fiscal 2012 items described above, adjusted net income for the 12 month period ended March 31, 2013 was $25.7 million, or $0.74 per diluted share, a 39.2% decrease when compared to the prior year adjusted net income of $42.2 million. The decrease in adjusted net income for the 12 month period ended March 31, 2013 was the result of a comparable store sales decrease of 8.7%, an increase in SG&A as a percentage of net sales and an increase in net advertising as a percentage of net sales, offset by the net addition of 20 stores during the past 12 months and a modest increase in gross margin as a percentage of net sales.
Dennis May, President and Chief Executive Officer of the Company, commented, “During our fourth quarter, we experienced sequentially improving comparable store sales each month of the quarter, with March materially better than January. These positive trends are continuing during our first fiscal quarter with comparable store sales running positive low single digits. While I am pleased with the current trends in the business, we are cautiously optimistic given the inherent volatility that exists in our business and the importance of the upcoming Memorial Day sales period.”
Net sales for the three and 12 month periods ended March 31, 2013 decreased 2.6% and 0.7%, respectively, to $597.6 million and $2.47 billion, respectively. The decreases in net sales for the three and 12 month periods ended March 31, 2013 were primarily attributable to decreases in comparable store sales of 9.8% and 8.7%, respectively, partially offset by the net addition of 20 stores during the past 12 months.
Net sales mix and comparable store sales percentage changes by product category for the three and 12 month periods ended March 31, 2013 and 2012 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012	2013	2012	2013	2012
Appliances	43%	37%	42%	37%	5.2%	9.3%	4.6%	3.0%
Video	36%	43%	36%	43%	(25.1)%	(10.2)%	(22.6)%	(8.7)%
Computing and mobile phones (1)	10%	10%	11%	9%	(7.1)%	34.8%	8.0%	52.9%
Other (2)	11%	10%	11%	11%	(3.1)%	(12.0)%	(13.5)%	(9.2)%
Total	100%	100%	100%	100%	(9.8)%	(0.7)%	(8.7)%	(1.1)%

(1)	Primarily consists of computers, mobile phones and tablets

(2)	Primarily consists of accessories, audio, fitness equipment, furniture, mattresses and personal electronics
Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012
The increase in comparable store sales within the appliance category for the three month period ended March 31, 2013 was due to an increase in unit demand offset by a modest decline in average selling prices. The 5.2% increase in comparable store sales in appliances is on top of a 9.3% increase in the prior year. The decrease in comparable store sales for the video category for the three month period ended March 31, 2013 was due primarily to a double digit decline in units sold, slightly offset by a low single digit increase in average selling price, largely resulting from our strategy of offering fewer entry level models and a greater mix of larger screen televisions. The decrease in comparable store sales in the computing and mobile phone category for the three month period was driven by decreased demand in notebook computers and mobile phones, partially offset by increased demand for tablets. The decrease in comparable store sales in the other category was primarily the result of double digit comparable store sales decreases in cameras, camcorders and small electronics partially offset by increases in mattresses and sales from the furniture and fitness equipment categories.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased 66 basis points for the three month period ended March 31, 2013 to 29.9% from 30.5% for the comparable prior year period. The decrease in gross profit margin for the three month period was due to declines in gross margin rates within categories, partially offset by a positive shift in our overall net sales mix to the appliance category, which carries an average selling price and gross margin percentage greater than the Company average. The decrease in appliance gross profit margin was the result of the lapping of an industry price increase and buy-in opportunities in the prior year that did not occur in the current year. Video gross margin rates remained consistent with the prior year. The decrease in computing and mobile phones was primarily the result of declines in mobile phones, which was due to an assortment change that occurred during the quarter. The decrease in the other category was due to continued declines in audio, mattresses and personal electronics, partially offset by the addition of home entertainment furniture and fitness equipment, which have gross margin percentages greater than the Company average.
SG&A, as a percentage of net sales, remained consistent for the three month period ended March 31, 2013, increasing three basis points compared with the prior year period. Within SG&A, occupancy costs increased as a percentage of net sales due to the deleveraging effect of the net sales decline. This increase was offset by decreases in wage expense as a percentage of net sales and other SG&A accounts as a result of cost control measures.
Net advertising expense, as a percentage of net sales, increased 13 basis points during the three month period ended March 31, 2013 compared to the prior year period. While the net advertising expense remained consistent for the period with an increase of less than $0.1 million, the increase as a percentage of net sales was the result of the deleveraging effect of the net sales decline.
Depreciation and amortization expense, as a percentage of net sales, increased 20 basis points for the three month period ended March 31, 2013 compared to the prior year period. The increase as a percentage of net sales was primarily due to the capital spend associated with the 20 new stores opened during the past 12 months and the deleveraging effect of the net sales decline.
The Company’s effective income tax rate for the three month period ended March 31, 2013 increased to 38.9% compared to 13.7% in the comparable prior year period. Excluding the impact of the non-taxable life insurance proceeds received, the adjusted effective income tax rate was 38.4% for the three months ended March 31, 2012. The increase in the adjusted effective income tax rate, which excludes the impact of the non-taxable life insurance proceeds, is primarily the result of federal income tax credits recognized in fiscal 2012 under the Hiring Incentives to Restore Employment Act of 2010. These credits were no longer available in fiscal 2013.
Fiscal Year Ended March 31, 2013 Compared to Fiscal Year Ended March 31, 2012
The increase in comparable store sales within the appliance category for the 12 month period ended March 31, 2013 was due to an increase in both unit demand and average selling prices. The decrease in comparable store sales within the video category for the 12 month period was due primarily to a double digit decline in units sold, slightly offset by a low single digit increases in average selling prices, resulting from our strategy of offering fewer entry level models and a greater mix of larger screen televisions. The increase in comparable store sales within the computing and mobile phones category for the 12 month period was driven by increased demand for tablets and mobile phones, partially offset by decreased demand for notebook computers. The decrease in comparable store sales within the other category was primarily the result of double digit comparable store sales decreases in cameras, camcorders and small electronics partially offset by sales increases in mattresses and sales from the home entertainment furniture and fitness equipment categories.
Gross profit margin, expressed as gross profit as a percentage of net sales, increased 10 basis points for the 12 month period ended March 31, 2013 to 29.0% from 28.9% for the prior year. The increase in gross profit margin for the period was due to an increase in gross margin rates within the appliance, video and other categories coupled with a positive shift in our overall net sales mix to the appliance category, partially offset by declines in the computing and mobile phones category. The appliance category was favorably impacted by a continued mix shift to higher efficiency products which generate higher gross margin rates. The increase in the video category gross margin rate was largely due to a favorable mix of larger LED model screen sizes, which generate higher gross margin rates than smaller screen LCD models. The increase in the other category was due to an increase in sales of mattresses and the addition of home entertainment furniture and fitness equipment, partially offset by gross margin pressure in audio and accessories. The decrease in computing and mobile phones was the result of gross margin rate declines largely within mobile phones, which was primarily due to an assortment change within mobile phones that occurred during the fourth fiscal quarter.
SG&A expense, as a percentage of net sales, increased 52 basis points for the 12 month period ended March 31, 2013 compared with the prior year period. The increase in SG&A as a percentage of net sales was largely a result of increases in occupancy costs as a percentage of net sales due to the deleveraging effect of the net sales decline in addition to an increase in-home delivery expense as a percentage of net sales due to a higher sales mix of deliverable product. This increase was partially offset by decreases in other SG&A accounts as a result of cost control measures.
Net advertising expense, as a percentage of net sales, increased 36 basis points for the 12 month period ended March 31, 2013 compared to the prior year period. The increase in net advertising as a percentage of net sales was primarily the result of the deleveraging effect of the net sales decline.

Depreciation and amortization expense, as a percentage of net sales, increased 27 basis points for the 12 month period ended March 31, 2013 compared to the prior year period. The increase as a percentage of net sales was primarily due to the capital spend associated with the 20 new stores opened during the past 12 months and the deleveraging effect of the net sales decline.
The Company’s effective income tax rate for the 12 month period ended March 31, 2013 increased to 38.8% compared to 24.1% in the comparable prior year period. Excluding the impact of the non-taxable life insurance proceeds received, the adjusted effective income tax rate was 38.4% for the 12 month period ended March 31, 2012. The increase in the adjusted effective income tax rate, which excludes the impact of the non-taxable life insurance proceeds, is primarily the result of federal income tax credits recognized in fiscal 2012 under the Hiring Incentives to Restore Employment Act of 2010. These credits were no longer available in fiscal 2013.
Mr. May also commented, “During fiscal 2014, we will be focused on three primary initiatives. We will continue to work toward reshaping our merchandise sales mix, expanding our service offerings, and expanding our customer base. During fiscal 2013, we continued to gain market share in the appliance category and this remains the centerpiece of our business. We are leveraging our traffic and competencies in appliances to begin to build out adjacent home product categories such as bedding, furniture and fitness equipment. These newer categories utilize our consultative sales force, in-home delivery service and private label credit card. At the same time, we have pared back our assortment in the video category, particularly small-to-medium screen sizes that have become increasingly available across a growing assortment of retailers, and have dedicated more resources to larger screen sizes. While we are still in the early stages of evolving our product mix, customer reaction has been positive and we are committed to the process. We have already begun testing new bedding and furniture products and credit offerings, and will be rolling out new service initiatives throughout the year to further enhance our customer's shopping experience.”
Share Repurchase Plan
During the three months ended March 31, 2013, the Company repurchased 1.9 million shares of its common stock for $18.2 million at an average price of $9.58 per share. During the fiscal year ended March 31, 2013, the Company repurchased 5.5 million shares for $48.2 million at an average price of $8.84 per share.
Additionally, effective on May 22, 2013, the Company’s Board of Directors authorized an additional $50 million share repurchase program. Under the program, purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The repurchase program will expire on May 22, 2014, unless extended or shortened by the Company’s Board of Directors.
hhgregg Establishes Fiscal Year 2014 Net Income Per Diluted Share Guidance Range of $0.75 to $0.90
Included in the Company’s guidance, are the following assumptions:

•	Net sales increase of 1.0% to 3.5%

•	Comparable store sales of negative 2.5% to flat

•	The opening of five new stores

•	Capital expenditures of $28 million to $32 million

•	An effective income tax rate of approximately 39.5%

•	All assumptions in the guidance exclude any impact of the share repurchase plan
Jeremy Aguilar, Chief Financial Officer of the Company, commented, “We believe we are well positioned to execute our initiatives due to the customer acceptance of our model along with the strength of our balance sheet and our strong liquidity position. At the end of FY 2013, we had no outstanding debt and positive cash on our balance sheet. Our focus this year will be on maximizing the sales and profitability of existing markets, with only five new stores planned for the year. We expect to benefit, particularly in the first two fiscal quarters of the year, from the cost control measures we put in place in the second fiscal quarter of the prior year. We continue to remain focused on driving sales and profit growth and maximizing long-term shareholder returns.”

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three and 12 months ended March 31, 2013, on Monday, May 20, 2013 at 5:00 p.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation
Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Definitions and reconciliations of non-GAAP financial measures that will be discussed on the hhgregg investor earnings call, including net income, as adjusted, and diluted net income per share, as adjusted, can be found at www.hhgregg.com on the investor relations page.
About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, consumer electronics, home entertainment furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.
hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; the successful execution of its strategies and initiatives; its ability to maintain a positive brand perception and recognition; its ability to roll out new financing offers to customers; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sales personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-K filed May 21, 2013. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
	(In thousands, except share and per share data)
Net sales	$597,632	$613,788	$2,474,759	$2,493,392
Cost of goods sold	419,037	426,299	1,757,173	1,773,004
Gross profit	178,595	187,489	717,586	720,388
Selling, general and administrative expenses	123,885	127,071	507,755	498,600
Net advertising expense	27,348	27,274	125,433	117,423
Depreciation and amortization expense	10,462	9,516	40,135	33,752
Life insurance proceeds	—	(40,000)	—	(40,000)
Asset impairment charges	—	813	504	813
Income from operations	16,900	62,815	43,759	109,800
Other (income) expense:
Interest expense	652	694	2,344	2,658
Interest income	(1)	(18)	(9)	(23)
Total other expense	651	676	2,335	2,635
Income before income taxes	16,249	62,139	41,424	107,165
Income tax expense	6,329	8,509	16,055	25,792
Net income	$9,920	$53,630	$25,369	$81,373
Net income per share
Basic	$0.31	$1.46	$0.74	$2.16
Diluted	$0.31	$1.45	$0.74	$2.14
Weighted average shares outstanding-basic	32,386,386	36,781,606	34,430,641	37,749,354
Weighted average shares outstanding-diluted	32,451,918	36,971,100	34,496,788	38,079,685

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.1	69.5	71.0	71.1
Gross profit	29.9	30.5	29.0	28.9
Selling, general and administrative expenses	20.7	20.7	20.5	20.0
Net advertising expense	4.6	4.4	5.1	4.7
Depreciation and amortization expense	1.8	1.6	1.6	1.4
Life insurance proceeds	—	(6.5)	—	(1.6)
Asset impairment charges	—	0.1	—	—
Income from operations	2.8	10.2	1.8	4.4
Other expense (income):	—	—	—	—
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
Income before income taxes	2.7	10.1	1.7	4.3
Income tax expense	1.1	1.4	0.6	1.0
Net income	1.7%	8.7%	1.0%	3.3%
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2013 AND 2012
(UNAUDITED)

	2013	2012
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$48,592	$59,244
Accounts receivable—trade, less allowances of $1 and $25, respectively	24,271	19,467
Accounts receivable—other	18,748	18,630
Merchandise inventories, net	315,562	282,409
Prepaid expenses and other current assets	5,567	5,562
Income tax receivable	1,414	—
Deferred income taxes	5,758	9,639
Total current assets	419,912	394,951
Net property and equipment	217,911	204,273
Deferred financing costs, net	1,992	2,656
Deferred income taxes	35,252	38,970
Other assets	1,354	1,934
Total long-term assets	256,509	247,833
Total assets	$676,421	$642,784
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$150,333	$122,596
Customer deposits	38,042	28,993
Accrued liabilities	49,422	43,735
Income tax payable	2,145	4,358
Total current liabilities	239,942	199,682
Long-term liabilities:
Deferred rent	77,777	71,304
Other long-term liabilities	12,044	12,278
Total long-term liabilities	89,821	83,582
Total liabilities	329,763	283,264
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of March 31, 2013 and March 31, 2012, respectively	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,640,743 and 40,066,005 shares issued; and 31,468,453 and 36,351,716 outstanding as of March 31, 2013 and March 31, 2012, respectively	4	4
Additional paid-in capital	287,806	277,846
Retained earnings	154,650	129,281
Common stock held in treasury at cost, 9,172,290 and 3,714,289 shares as of March 31, 2013 and March 31, 2012, respectively	(95,802)	(47,570)
	346,658	359,561
Note receivable for common stock	—	(41)
Total stockholders’ equity	346,658	359,520
Total liabilities and stockholders’ equity	$676,421	$642,784

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 31, 2013 AND 2012
(UNAUDITED)

	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$25,369	$81,373
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	40,135	33,752
Amortization of deferred financing costs	664	664
Stock-based compensation	5,150	5,935
Excess tax benefits from stock based compensation	(586)	(732)
Gain on sales of property and equipment	(216)	(332)
Deferred income taxes	7,599	9,382
Asset impairment charges	504	813
Tenant allowances received from landlords	11,608	22,895
Changes in operating assets and liabilities:
Accounts receivable—trade	(4,804)	(10,536)
Accounts receivable—other	507	(2,836)
Merchandise inventories	(33,153)	(70,401)
Income tax receivable/payable	(3,173)	3,037
Prepaid expenses and other assets	575	4,606
Accounts payable	6,932	38,374
Customer deposits	9,049	7,202
Accrued liabilities	5,687	(3,403)
Deferred rent	(5,760)	(2,819)
Other long-term liabilities	(34)	63
Net cash provided by operating activities	66,053	117,037
Cash flows from investing activities:
Purchases of property and equipment	(54,020)	(83,054)
Net proceeds from sale leaseback transactions	—	1,625
Proceeds from sales of property and equipment	34	80
Net cash used in investing activities	(53,986)	(81,349)
Cash flows from financing activities:
Purchases of treasury stock	(48,232)	(47,570)
Proceeds from exercise of stock options	4,356	2,464
Excess tax benefits from stock-based compensation	586	732
Net increase (decrease) in bank overdrafts	11,506	(4,776)
Net borrowings on inventory financing facility	9,024	—
Payment of financing costs	—	(88)
Payments received on notes receivable-related parties	41	—
Net cash used in financing activities	(22,719)	(49,238)
Net decrease in cash and cash equivalents	(10,652)	(13,550)
Cash and cash equivalents
Beginning of period	59,244	72,794
End of period	$48,592	$59,244
Supplemental disclosure of cash flow information:
Interest paid	$1,903	$2,119
Income taxes paid	$11,629	$13,219
Capital expenditures included in accounts payable	$1,491	$1,216

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF NET INCOME, AS ADJUSTED AND
DILUTED NET INCOME PER SHARE, AS ADJUSTED
(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2013	2012	2013	2012
Net income as reported	$9,920	$53,630	$25,369	$81,373
Adjustments to net income:
Asset impairment charges	—	813	504	813
Life insurance proceeds (1)	—	(40,000)	—	(40,000)
Severance paid for death benefits	—	600	—	600
Tax impact of adjustments to net income (1, 2)	—	(565)	(202)	(565)
Net income, as adjusted	$9,920	$14,478	$25,671	$42,221
Weighted average shares outstanding – Diluted	32,451,918	36,971,100	34,496,788	38,079,685
Diluted net income per share as reported	$0.31	$1.45	$0.74	$2.14
Tax adjusted impact of above adjustments (1)	$—	$(1.06)	$—	$(1.03)
Diluted net income per share, as adjusted	$0.31	$0.39	$0.74	$1.11

(1)	Life insurance proceeds were non-taxable.

(2)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2011, 2012 and 2013
(Unaudited)

	FY2011				FY2012				FY2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	131	157	169	173	173	180	204	208	208	210	223	228
Store Openings	26	12	4	1	7	24	4	—	2	13	5	—
Store Closures	—	—	—	(1)	—	—	—	—	—	—		—
Ending Store Count	157	169	173	173	180	204	208	208	210	223	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.